Exhibit 21.1

Subsidiaries of the Registrant

DirectView Video Technologies, Inc. a Florida corporation
DirectView Security Systems, Inc., a Florida corporation
Ralston Communication Services, Inc., a Florida corporation
Meeting Technologies, Inc., a Delaware corporation